Exhibit 4.20

June 2024 Edition

WORKING CAPITAL LOAN CONTRACT

Contract No.: XXXXXXXX

Lender: Industrial Bank Co., Ltd. Fuzhou Branch

Address: XXXXXXXXXXXXXXXXXXXXXX

Legal Representative / Person in Charge: XXX

Borrower: Shengfeng Logistics Group Co., Ltd.

Address: XXXXXXXXXXXXXXXXXXXXXX

Legal Representative / Person in Charge: XXX

Place of Contract Signing: Fuzhou City, Gulou District/County

Important Notice Before Signing

To protect your interests, please read carefully, review, and confirm the following matters before signing this contract:

1. You and your company have the right to sign this contract. If the consent of other persons is required by law, you and your company have already obtained sufficient authorization; if the personal information of other persons is involved, you and your company have already obtained the written documents from those persons consenting to Industrial Bank’s processing of their personal information;

2. You and your company have carefully read and fully understood the contract terms, and have paid particular attention to the content regarding liability assumption, exemption or limitation of Industrial Bank’s liability, personal information processing, and other matters of significant interest to you and your company, as well as the content in bold font;

3. You and your company have fully understood the meaning of the contract terms and the corresponding legal consequences, and are willing to accept these contractual terms;

4. You and your company have specifically noted the clauses requiring you and your company to use credit funds for the purposes agreed in the contract, the clauses prohibiting the diversion of credit funds (including but not limited to purchasing or investing in real estate), and the requirements to provide a letter of commitment on the use of credit funds to Industrial Bank. You and your company are fully aware and understand that Industrial Bank will take measures such as early collection, stopping disbursement of undisbursed loans/financing under this contract, stopping payment of unpaid loans/financing under this contract, reducing or suspending credit limits, and downgrading loan risk classifications for conduct involving diversion of credit funds, and will pursue your and your company’s legal liabilities;

5. You and related individuals, by signing this contract, consent to and authorize Industrial Bank to process your and related individuals’ personal information and retain it for the period required by Industrial Bank’s regulations; you and related individuals are aware of the rights to be informed, to decide, to withdraw consent, to restrict or refuse third-party processing of personal information; Industrial Bank has provided personal information processing notification and decision services through diversified means (including but not limited to on-site notification); if you and related individuals withdraw, restrict or refuse Industrial Bank’s authorization to process personal information, you may handle this in accordance with the contractual agreements or Industrial Bank’s management procedures;

6. The contract text provided by Industrial Bank is a template text. Blank lines are reserved after each contract clause, and a ‘Supplementary Clause’ section has been added at the end of the contract for the parties to make modifications, additions or deletions to the contract;

7. If you and your company have any questions about this contract, or if you and your company discover any illegal or non-compliant fee matters related to this contract or businesses under this contract, please call Industrial Bank’s phone number or directly complain to or consult Industrial Bank’s operating outlets. Contact number: 95561.

Upon the borrower’s application, the lender has approved the granting of a working capital loan to the borrower. In order to clarify the rights and obligations of both parties and abide by credit principles, the two parties have entered into this contract in accordance with relevant laws and regulations of the People’s Republic of China through equal negotiation for joint compliance.

The lender and borrower confirm that the loan under this contract belongs to the following situation No. 1:

(1) This contract is a sub-contract of the Credit Facility Agreement with contract number XXXXXXXX signed between the lender and the borrower on XXX XX, 20XX (hereinafter referred to as the ‘Master Agreement’). The loan amount under this contract shall be included in the credit limit under the Credit Facility Agreement. Foreign currency loan amounts shall be converted to RMB at the middle exchange rate published by the lender on the date of this contract’s signing for inclusion in the credit limit.

(2) This contract is an independent legal document signed between the lender and the borrower.

Article 1 Definitions and Interpretations

Unless otherwise agreed in writing by both contracting parties, the following terms in this contract shall be defined and interpreted as follows:

1. ‘Working capital loan’ refers to a local or foreign currency loan applied by the borrower to the lender for the borrower’s daily business working capital.

2. ‘Creditor rights’ or ‘principal creditor rights’ refers to the creditor rights formed by the financing provided by the lender to the borrower pursuant to this contract after the borrower applies and the lender approves (including principal, interest, penalty interest, compound interest, liquidated damages, damages, and costs of the creditor in realizing its creditor rights). The creditor rights held by the lender against the borrower under this contract correspond to the debt owed by the borrower to the lender under this contract.

‘Costs of the creditor in realizing creditor rights’ refers to litigation (arbitration) fees, attorney fees, travel expenses, execution fees, insurance fees and other costs paid by the lender in realizing creditor rights through litigation, arbitration, applying to notary institutions for execution certificates, and other means.

3. The following terms in Article 5 of this contract are defined and interpreted as follows:

‘Fixed interest rate’ refers to an interest rate that remains unchanged during the loan period. If disbursed in multiple tranches, it refers to the interest rate from the actual disbursement date of each tranche to the loan maturity date under this contract remaining unchanged.

‘Floating interest rate’ refers to an interest rate that changes periodically and in magnitude as agreed by both contracting parties during the loan period.

‘Floating period’ refers to the frequency of change of the loan interest rate as agreed by both contracting parties. Within one floating period, the loan interest rate is determined based on the pricing benchmark rate at the beginning of the floating period according to the pricing method agreed in the contract, and remains unchanged during that floating period; when one floating period expires and enters the next floating period, the loan interest rate is determined based on the pricing benchmark rate at the beginning of the new floating period according to the pricing method agreed in the contract, and remains unchanged during that floating period.

‘Pricing benchmark rate’ refers to the interest rate standard used to determine the loan interest rate under this contract, including but not limited to quoted rates publicly released by China or relevant countries/regions/markets, such as LPR, SHIBOR, SOFR, SOFR term rate, €STR, SONIA, TSRR, TONA, SARON, HIBOR, SIBOR, and the People’s Bank of China benchmark deposit rate.

‘LPR’ refers to the loan market quoted rate calculated and published by the National Interbank Funding Center authorized by the People’s Bank of China. In accordance with banking industry practice, both parties agree to set the pricing benchmark rate rule under this contract as T-1 day LPR, where ‘T’ is the date on which the loan interest rate is determined, and ‘T-1’ is the previous business day before T.

‘SHIBOR’ refers to the Shanghai Interbank Offered Rate published by the National Interbank Funding Center and applicable on the same day.

‘SOFR’ refers to the Secured Overnight Financing Rate, in USD. In accordance with banking industry practice, both parties agree to set the pricing benchmark rate rule under this contract as T-5 day SOFR, where ‘T’ is the date on which the loan interest rate is determined, and ‘T-5’ is five business days before T.

‘SOFR term rate’ refers to the CME Group Term SOFR Reference Rate, in USD. In accordance with banking industry practice, both parties agree to set the pricing benchmark rate rule under this contract as T-2 day SOFR term rate, where ‘T’ is the date on which the loan interest rate is determined, and ‘T-2’ is two business days before T.

‘€STR’ refers to the Euro Short-Term Rate, in EUR. In accordance with banking industry practice, both parties agree to set the pricing benchmark rate rule under this contract as T-5 day €STR, where ‘T’ is the date on which the loan interest rate is determined, and ‘T-5’ is five business days before T.

‘SONIA’ refers to the Sterling Overnight Index Average, in GBP. In accordance with banking industry practice, both parties agree to set the pricing benchmark rate rule under this contract as T-5 day SONIA.

‘TSRR’ refers to the term rate of the Sterling Overnight Index Average, in GBP. In accordance with banking industry practice, both parties agree to set the pricing benchmark rate rule under this contract as T-2 day TSRR term rate.

‘TONA’ refers to the Tokyo Overnight Average Rate, in JPY. In accordance with banking industry practice, both parties agree to set the pricing benchmark rate rule under this contract as T-5 day TONA.

‘SARON’ refers to the Swiss Average Rate Overnight, in CHF. In accordance with banking industry practice, both parties agree to set the pricing benchmark rate rule under this contract as T-5 day SARON.

‘HIBOR’ refers to the Hong Kong Interbank Offered Rate for HKD. In accordance with banking industry practice, both parties agree to set the pricing benchmark rate rule under this contract as T-2 day HIBOR.

‘SIBOR’ refers to the Singapore Interbank Offered Rate, applicable only to SGD. In accordance with banking industry practice, both parties agree to set the pricing benchmark rate rule under this contract as T-2 day SIBOR.

‘People’s Bank of China benchmark deposit rate’ refers to the RMB deposit benchmark rate published by the People’s Bank of China and applicable on the same day.

The currency and specific values of ‘LPR’, ‘SHIBOR’, ‘SOFR’, ‘SOFR term rate’, ‘€STR’, ‘SONIA’, ‘TSRR’, ‘TONA’, ‘SARON’, ‘HIBOR’, ‘SIBOR’, and ‘People’s Bank of China benchmark deposit rate’ applicable under this contract shall be based on the query results of Industrial Bank’s core system. The loan interest rate determination date may be the actual disbursement date, the contract signing date, or the repricing date.

‘Loan interest rate’ refers to the contract execution rate formed by adding or subtracting basis points to the pricing benchmark rate on the loan interest rate determination date, as agreed by both contracting parties following the loan interest rate pricing formula under this contract.

4. ‘Major transactions’ stipulated in Article 13 of this contract refers to (including but not limited to): any transaction that is determined or potentially likely to significantly affect the borrower’s company’s basic structure, shareholder changes, liabilities, cash flows, profitability, core business secrets, core competitiveness, major assets, major debt obligations, ability to repay debts, or ability to perform this contract, or other transactions that the lender and/or borrower deem to constitute major transactions.

5. ‘Major events’ stipulated in Article 13 of this contract refers to (including but not limited to): any event that is determined or potentially likely to significantly affect the ability of senior management of the borrower’s company to perform their duties, the hiring and dismissal of core business employees, core business secrets, core competitiveness, basic structure, shareholder changes, liabilities, company existence, business legality, company stability, company development, profitability, debt repayment ability, and ability to perform this contract, as well as other events that the lender and/or borrower deem to constitute major events.

6. ‘Business day’ in this contract refers to working days in China (excluding Hong Kong, Macao and Taiwan) other than statutory holidays and weekends. ‘Banking business day’ in this contract refers to the banking business days of the lender’s bank. During contract performance, if a drawdown or repayment date falls on a non-banking business day, it shall be postponed to the next banking business day.

Article 2 Loan Amount

The lender agrees to lend the borrower (currency) RMB (amount in words) Zero billion, Four hundred million, Zero hundred million, Zero ten million, Zero million, Zero hundred thousand, Zero ten thousand, Zero thousand, Zero hundred, Zero ten, Zero Yuan only. [RMB XXX,XXX,XXX.XX]

Article 3 Loan Purpose

This loan is used for XXXXXXXXXXXXXXXXXXXXXX. Without the lender’s written consent, the borrower shall not divert the loan for other purposes.

Article 4 Loan Term

1. The loan term is one year, from XXX XX, 20XX to XXX XX, 20XX.

2. For one-time disbursement, the disbursement date is the actual disbursement date recorded on the loan note or loan voucher. If the actual disbursement date is later than the disbursement date recorded on the previous note, the loan maturity date shall be postponed accordingly.

3. The loan installment drawdown plan is as follows: [to be filled in as applicable]

The borrower shall apply to the lender for drawdown procedures three business days before each drawdown date, or at other times required in writing by the lender.

If the borrower fails to draw down the loan within the installment drawdown term and amount agreed above, the lender has the right to require the borrower to pay a liquidated damages of __/__ ten-thousandths of the loan amount that should have been drawn down in the current period. Borrowers that are small and micro enterprises meeting national institutional and policy requirements are exempt from this liquidated damages.

4. Under the prerequisite conditions for drawdown agreed in Article 6 of this contract, the lender shall pay the loan funds pursuant to Article 7 of this contract.

5. The lender has the right to appropriately adjust the installment drawdown plan based on factors such as whether the financing project meets the prerequisite conditions for drawdown, loan fund payment conditions, and the time for signing and completing the formalities of the corresponding security contract under this contract as required by law, regulations, policies, and this contract, and other factors the lender deems necessary.

6. For installment drawdowns, the disbursement date for each tranche is the actual disbursement date recorded on the loan note or loan voucher. Each separately disbursed loan shall have the same maturity date, i.e., the loan maturity date determined by the loan note or loan voucher for the first disbursement.

7. If the lender calls back the loan early pursuant to the circumstances agreed in this contract, the loan maturity date shall be deemed to have been advanced accordingly.

Article 5 Loan Interest Rate and Interest Accrual

1. Loan interest rate (annualized rate calculated using the simple interest method, same below)

(1) The pricing benchmark rate shall be executed according to the following type No. 1:

(1) LPR for the 1-year term.

(2) SHIBOR ____ term.

(3) SOFR.

(4) SOFR term rate ____ term.

(5) €STR.

(6) SONIA.

(7) TSRR ____ term.

(8) TONA.

(9) SARON.

(10) HIBOR ____ term.

(11) SIBOR ____ term.

(12) People’s Bank of China benchmark deposit rate ____ term.

Among these, RMB fixed rate loans shall choose LPR as the pricing benchmark rate. The pricing benchmark rate shall be used within the currency scope limited by the pricing benchmark rate defined in Article 1 ‘Definitions and Interpretations’.

(2) Loan interest rate pricing formula: Loan interest rate = Pricing benchmark rate + 0% or - 1%.

(3) The loan interest rate shall be executed according to the following type No. 1:

(1) Fixed interest rate. The interest rate is determined in the following manner No. A:

A. The loan interest rate is determined based on the pricing benchmark rate and pricing formula on the actual disbursement date of each tranche. The interest rate remains unchanged from the actual disbursement date of each tranche to the loan maturity date under this contract.

B. The loan interest rate is agreed as an annual rate of ___% based on the pricing benchmark rate and pricing formula on the contract signing date. If the pricing benchmark rate is adjusted on the actual disbursement date, the added/subtracted basis points in the pricing formula shall be adjusted accordingly, and the annual rate agreed in this contract remains unchanged.

(2) Floating interest rate. The loan interest rate is determined based on the pricing benchmark rate and pricing formula on the actual disbursement date and repricing date, with interest calculated in segments. The repricing date is executed according to the following type ___:

A. The floating period is ____ (month/quarter/half year/year). The corresponding date of each full period from the actual disbursement date of the loan shall be the repricing date for this contract. If there is no corresponding date in that month, the last day of that month shall be used.

B. For loans using SOFR, €STR, SONIA, TONA, or SARON as the pricing benchmark rate, each interest accrual date during the interest period (i.e., each calendar day during the loan period) shall be the repricing date for this contract.

(3) Other interest rate methods: _______________________________.

(4) The pricing benchmark rate corresponding to the loans disbursed under this contract shall use the actual disbursement date (or repricing date, if any) of each loan as the pricing benchmark rate determination date. During the loan period, unless otherwise agreed in the contract, the borrower shall not be notified again if the loan interest rate is adjusted as agreed in the contract.

(5) For loans disbursed under this contract, if China or the relevant country/region cancels the pricing benchmark rate applicable under this contract, or the market no longer publishes the pricing benchmark rate, or the regulatory authority requires it, the lender has the right to re-determine the loan interest rate based on the interest rate policies of China or the relevant country/region at the same time, in accordance with the principle of fairness and good faith, and with reference to industry practices and interest rate conditions, and then notify the borrower. If the borrower has objections, it shall negotiate with the lender. If negotiations fail within five business days of the lender issuing the notice, the lender has the right to call back the loan early, and the borrower shall immediately repay the remaining loan principal and interest. If the lender or the state/regulatory authority requires the borrower to sign a supplementary agreement on related matters, the borrower shall cooperate.

2. Loan interest repayment method

(1) Calculation of loan interest. Interest on principal and foreign currency loans begins to accrue from the date the lender credits the borrower’s account as scheduled pursuant to this contract. Daily interest = Outstanding loan balance on that day × Daily interest rate. Conversion between daily interest rate and annual interest rate shall be executed in accordance with People’s Bank of China regulations and international practice.

(2) The loan interest repayment method shall be executed according to the following type No. 1:

(1) The interest payment date under this contract is agreed to be the 21st of every ____ month (monthly/quarterly/semi-annually/annually/at maturity). The borrower shall pay the current loan interest to the lender on the interest payment date, and shall settle the remaining principal and interest upon loan maturity.

(2) From the actual disbursement date of the loan, the corresponding date of each ____ period (monthly/quarterly/semi-annually/annually) shall be the interest payment date for each period (if there is no corresponding date in that month, the last day of that month shall be used as the corresponding date). The borrower shall pay the current loan interest to the lender on the interest payment date, and shall settle the remaining principal and interest upon loan maturity.

(3) The first interest payment date is XXX XX, 20XX. From the first interest payment date, the corresponding date of each ____ period (monthly/quarterly/semi-annually/annually) shall be the interest payment date for each period. The borrower shall pay the current loan interest to the lender on the interest payment date, and shall settle the remaining principal and interest upon loan maturity.

(4) Other repayment methods: _______________________________.

3. Penalty interest and compound interest

(1) If the borrower fails to use the loan for the agreed purpose in accordance with this contract, from the date of diversion, the lender has the right to charge penalty interest on the diverted loan at a penalty interest rate of 100% above the loan interest rate; if the borrower fails to repay on time without reaching an extension agreement with the lender, i.e., the loan is overdue, from the date of overdue, the lender has the right to charge penalty interest on the overdue loan at a penalty interest rate of 50% above the loan interest rate; for interest not paid on time (including interest before and after loan maturity, penalty interest for diversion, and overdue penalty interest), the lender has the right to charge compound interest at the overdue penalty interest rate agreed in this contract. For a single loan that is both overdue and misappropriated, the penalty interest rate shall be calculated at the higher rate.

(2) If the loan interest rate uses a fixed interest rate, the penalty interest rate is also a fixed interest rate; if the loan interest rate uses a floating interest rate, the penalty interest rate is also a floating interest rate, with the same floating period as the loan interest rate floating period.

(3) The accrual method for penalty interest and compound interest shall be executed in accordance with the loan interest repayment method agreed in this contract.

Article 6 Conditions Precedent to Drawdown

1. The borrower may apply to the lender for disbursement of the loan under this contract only after satisfying the following conditions precedent to drawdown required by the lender:

(1) The borrower has delivered the following documents to the lender, and the circumstances stated in the documents have not changed and remain valid, or the borrower has provided explanations and clarifications satisfactory to the lender regarding the changes:

1. Loan application, the main content of which includes but is not limited to: loan project name, amount, purpose, term, repayment plan, and repayment sources;

2. The borrower’s valid business license, articles of association, credit card and password/credit code, list of legal representatives and board members and key management personnel registered with the industry and commerce administration authority, list of financial officers and signature samples, valid identity document of the legal representative or authorized representative, written documents from the legal representative or authorized representative and relevant natural persons consenting to the lender’s collection and processing of their personal information, and other company documents the lender deems necessary;

3. Board of directors or shareholders’ meeting resolutions that are true, legal, and valid, convened by the borrower in accordance with legal procedures and passed by the legally required number of directors or shareholders, agreeing to apply to the lender for the loan under this contract and clearly stating the loan purpose and accepting all loan terms required by the lender, or other documents the lender deems necessary;

4. Annual reports for the past three years recognized by the lender (with audit reports and notes), and the most recent and prior year’s financial statements; for borrowers established for less than three years, annual reports since establishment;

5. Information on related parties and related-party transactions;

6. For applications for temporary working capital loans, relevant contracts, vouchers or materials such as purchase contracts, order contracts, and debt certificates shall be provided;

7. For planned mortgage/pledge security arrangements, ownership certificates for the mortgaged/pledged property, appraisal reports, and mortgage/pledge registration procedures required by relevant laws and regulations shall have been properly completed, with relevant ownership certificates and registration certificates having been delivered to the lender as required; for third-party guarantees, relevant security materials shall be provided as required in items 2 to 4 above, and the guarantee contract shall have taken effect; the above security shall remain continuously valid;

8. If the lender requires insurance on the mortgaged/pledged property, the insurance procedures with the lender as the first beneficiary shall have been completed and the original insurance policy delivered to the lender; such insurance shall remain continuously valid; if the borrower provides mortgage/pledge, the borrower hereby assigns to the lender the insurance claim rights that would arise due to insurance events;

9. Special industry enterprises shall provide production and business licenses or enterprise qualification certificates for special industries issued by authorized departments;

10. If either party to this contract requires notarization and other procedures, the relevant notarization procedures have been completed;

11. The borrower has opened an account at the lender as required and voluntarily accepts the lender’s credit monitoring and payment and settlement supervision;

12. For applications for foreign currency project loans, valid certificates for foreign currency loan use and approvals from relevant authorities shall be provided, and the requirements of relevant foreign exchange control policies shall be met;

13. The lender requires the provision of value-added tax, business tax and income tax declaration forms;

14. The borrower has issued a letter of commitment on the use of credit funds as required by the lender;

15. The borrower and related natural persons have issued written documents as required by the lender consenting to the lender’s processing of their personal information;

16. Other documents, reports, vouchers and materials required by the lender.

(2) The borrower is legally established, operates legally and in compliance, has sustainable business capacity, and has legitimate repayment sources;

(3) The loan purpose is clear, legal, and in compliance;

(4) The borrower’s declarations and undertakings in Article 11 of this contract remain continuously true and valid; no default events or potential default events have occurred on or before the application for disbursement date;

(5) The borrower has filled in the loan note or loan voucher for the drawdown. The loan note or loan voucher is an integral part of this contract and has the same legal effect as this contract. Where the loan amount, loan term, loan interest rate, etc. in this contract are inconsistent with the records in the loan note or loan voucher, the records in the loan note or loan voucher shall prevail;

(6) The borrower has good credit standing with no major adverse records; for newly established legal entities, their controlling shareholders shall have good credit standing (the borrower shall provide written documents from natural person controlling shareholders consenting to the lender’s collection and processing of their personal information) with no major adverse records;

(7) Other conditions precedent to drawdown required by the lender.

2. The lender’s performance of its obligations under this contract is premised on the conditions precedent to drawdown stipulated in this article being satisfied. The lender has the right to unilaterally decide to reduce or waive certain conditions precedent to drawdown, and the borrower or guarantor may not use such conditions as grounds to resist the lender.

3. The lender has the right to appropriately adjust loan disbursement based on factors such as whether the financing project meets the conditions precedent to drawdown required by laws, regulations, and policies and by the lender, the signing and completion of the corresponding security contract under this contract, and other factors.

4. The borrower hereby agrees: after this contract is signed, if any drawdown by the borrower fails to meet the conditions precedent to drawdown or loan fund payment conditions agreed in this contract, the lender has the right to stop disbursement, stop paying the loan funds or terminate this contract. The responsibilities or losses arising therefrom shall be borne by the borrower. The lender shall notify the borrower of contract termination, and the borrower’s objection period is five business days, calculated from the date the termination notice is delivered to the borrower in the manner agreed in this contract. If the borrower does not raise objections, the contract shall automatically terminate upon expiry of the objection period. If the borrower raises objections but the parties fail to reach agreement through negotiation within five business days after the objection period expires, the lender has the right to call back the loan early as agreed in this contract.

5. After the lender’s review, if the borrower satisfies the conditions precedent to drawdown agreed in this contract, the lender shall pay the loan funds pursuant to Article 7 of this contract.

Article 7 Account Monitoring and Loan Fund Payment

1. Account Monitoring

In accordance with national laws, regulations, and regulatory system requirements, the borrower undertakes that it has met the conditions precedent to drawdown agreed in the contract before applying for loan disbursement, and accepts the lender’s supervision of loan fund usage in accordance with the agreed purpose. The lender has the right to monitor the borrower’s basic deposit accounts, general deposit accounts, and special deposit accounts, and to supervise and control the disbursement, payment, and repayment of loan funds in the manner agreed in the contract.

The borrower designates the following account as the dedicated fund collection account, and shall timely provide information on fund inflows and outflows of the account:

Account name: Shengfeng Logistics Group Co., Ltd. Account No.: XXXXXXXXXXXXXXXX

Bank: Industrial Bank Co., Ltd. Fuzhou Gongye Road Branch

The lender may, based on the borrower’s credit status and financing conditions, negotiate with the borrower to separately sign an account management agreement, clearly specifying the management of fund inflows and outflows for the designated account. The lender has the right to call back the loan early based on the borrower’s fund collection situation.

2. Loan Fund Payment

(1) The lender has the right to manage and control the payment of loan funds through the method of lender-entrusted payment or borrower-independent payment.

1. ‘Lender-entrusted payment’ refers to the lender paying the loan funds to the borrower’s transaction counterparties that comply with the agreed purpose of this contract through the borrower’s account promptly pursuant to the borrower’s drawdown application and payment entrustment.

For lender-entrusted payment, before loan funds are disbursed, the borrower shall provide transaction materials related to the agreed purpose of this contract. After the lender’s review and approval, the loan funds shall be paid to the borrower’s transaction counterparties through the borrower’s account promptly.

For lender-entrusted payment, after loan funds are paid to the borrower’s transaction counterparties, if the loan funds are returned due to the underlying transaction contract being cancelled, dissolved, invalid, or other reasons, the lender has the right to call back the returned loan funds early pursuant to Article 12 of this contract.

2. ‘Borrower-independent payment’ refers to the lender disbursing the loan funds to the borrower’s account pursuant to the borrower’s drawdown application, and then the borrower independently paying to the borrower’s transaction counterparties that comply with the agreed purpose of this contract.

For borrower-independent payment, the borrower shall regularly report to the lender on the loan fund payment status. The lender has the right to verify whether the loan payments comply with the agreed purpose and whether there is circumvention of entrusted payment through methods such as account analysis, voucher verification, and field investigation.

(2) Entrusted payment

Loan fund payments with any of the following circumstances shall adopt the lender-entrusted payment method:

1. The borrower and lender are establishing a new credit business relationship and the borrower’s internal rating at the lender is at or below Grade B. ‘Establishing a new credit business relationship’ refers to establishing a credit business relationship with the lender for the first time or having no credit business relationship within 2 years;

2. For working capital loans used for replacement;

3. The payment counterparty is clear and the single payment to a borrower transaction counterparty exceeds RMB 10 million (for foreign currency loans, calculated at the middle exchange rate published by the lender on the payment date);

4. Others: _______________________________.

For entrusted payment, the lender shall in principle pay the loan funds to the borrower’s transaction counterparties through the borrower’s account within five business days of loan disbursement. If the entrusted payment cannot be completed due to the borrower’s reasons, after consultation with the borrower, the lender shall complete the external payment within a maximum of ten business days. If the entrusted payment cannot be completed due to force majeure, the lender shall negotiate with the borrower to determine a reasonable payment deadline.

(3) During the disbursement and payment process, if the borrower experiences any of the following, it shall supplement the loan disbursement and payment conditions as required by the lender. The lender has the right to adopt stricter loan disbursement and payment conditions, and has the right to stop or suspend the disbursement and payment of loan funds, and take corresponding measures pursuant to Article 14, Section 2 of this contract:

1. Credit status declines;

2. Business and financial status deteriorates significantly;

3. Core business profitability is weak;

4. Abnormal loan fund usage or circumvention of entrusted payment;

5. Major violations of the provisions of this contract;

6. Other circumstances the lender deems appropriate.

Article 8 Loan Principal and Interest Repayment

1. The loan principal under this contract shall be repaid using the following type No. 2:

(1) Installment repayment of loan principal. The repayment amounts and dates are as follows: [to be filled in as applicable]

If the lender adjusts the loan installment drawdown plan, the loan installment repayment dates and amounts agreed in this clause remain unchanged, and the borrower shall repay the loan principal on schedule.

(2) One-time full repayment of loan principal upon maturity.

(3) Other repayment methods for loan principal: _______________________________.

2. The borrower shall repay the principal and interest under this contract in full and on time on the repayment date and interest payment date agreed in this contract.

3. If the repayment date falls on a non-banking business day of the lender, repayment shall be postponed to the next banking business day of the lender, and the non-lender banking business days shall be included in the actual loan usage days.

4. If the borrower fails to repay the loan under this contract on time and needs to extend the repayment period, it shall submit a written loan extension application to the lender ____ business days before the loan maturity date. Upon the lender’s review and approval, the two parties shall separately sign a ‘Loan Extension Agreement’ as a supplementary agreement to this contract.

Cumulative loan extension periods for loans with a term of one year or less shall not exceed the original loan term; cumulative loan extension periods for loans with a term of more than one year shall not exceed half the original loan term.

5. Early repayment

The borrower shall repay the loan principal and interest on the date agreed in this contract.

If the borrower requests to partially or fully repay the loan principal and interest early, it shall notify the lender in writing ____ business days in advance and obtain the lender’s written consent. After the lender’s written consent, when the borrower repays part of the loan principal and interest early, it shall negotiate with the lender to determine the subsequent repayment term, repayment time, and repayment amount. Interest on the early-repaid loan principal shall be calculated based on the actual usage period at the loan interest rate agreed in this contract. The lender shall not adjust the loan interest already collected before the early repayment.

If the borrower requests early repayment, the lender has the right to require the borrower to pay a liquidated damages of ___% of the early repayment amount. Borrowers that are small and micro enterprises meeting national institutional and policy requirements are exempt from this liquidated damages.

6. If the borrower fails to perform its obligations as agreed in this contract, the borrower hereby irrevocably authorizes the lender to deduct the amounts payable from any account of the borrower opened at the lender and all branches and subsidiaries of Industrial Bank without going through judicial procedures, including but not limited to loan principal and interest (including principal, interest, penalty interest, compound interest), liquidated damages, and damages, and the costs of the lender in realizing its creditor rights. The borrower agrees that the lender has the right to determine the specific deduction order. If the currency of the deducted items in the account is inconsistent with the loan currency, the lender has the right to deduct at the middle exchange rate published by the lender on the deduction date and convert to the loan currency. If any account specified in this clause involves wealth management products or structured deposits, the borrower hereby irrevocably authorizes the lender to directly initiate the relevant product redemption application or take other necessary measures on its behalf, to ensure that the lender successfully deducts the above amounts, and the borrower shall provide all necessary cooperation.

Article 9 Security

1. Security contracts for this contract include but are not limited to the following:

(1) Contract numbered XXXXXXXX titled ‘Maximum Amount Mortgage Contract’, security method: mortgage, secured party: Fuqing Shengfeng Logistics Co., Ltd.;

(2) Contract numbered XXXXXXXX titled ‘Maximum Amount Guarantee Contract’, security method: guarantee, secured party: XXX;

(3) Contract numbered ____ titled ‘____’, security method: ____, secured party: ____;

(4) Contract numbered ____ titled ‘____’, security method: ____, secured party: ____;

(5) Contract numbered ____ titled ‘____’, security method: ____, secured party: ____;

(6) Contract numbered ____ titled ‘____’, security method: ____, secured party: ____.

2. In addition to the security contracts already signed above, if exchange rate fluctuations or any other events that the lender deems may affect the performance ability of the borrower or guarantor occur, the lender has the right to require the borrower to supplement a security deposit or provide new security, and to sign relevant security contracts. The borrower shall cooperate as required by the lender.

3. Before all security contracts under this contract are signed and security formalities are completed, the lender has the right to temporarily suspend various obligations such as disbursement under this contract.

Article 10 Rights and Obligations of Both Parties

1. Rights and obligations of the lender

(1) Lender’s rights:

1. The right to require the borrower to provide true materials in a timely manner, including personal information, etc.;

2. The right to require the borrower to repay the loan principal and interest on time;

3. The right to require the borrower to provide all materials related to the loan;

4. The right to understand the borrower’s production, operations, and financial status;

5. The right to supervise the borrower’s use of the loan in accordance with the agreed purpose in this contract;

6. The right to supervise loan usage and make requirements;

7. When the borrower owes the lender multiple obligations of similar nature, and the borrower’s payment is insufficient or may be insufficient to repay all debts, the lender shall determine the specific repayment or deduction order when repayments are made;

8. The right to deduct loan principal and interest (including principal, interest, penalty interest, compound interest), liquidated damages, damages, and the costs of the lender in realizing its creditor rights from any account of the borrower opened at the lender and all branches and subsidiaries of Industrial Bank without going through judicial procedures. The borrower agrees that the lender has the right to determine the specific deduction order. If the currency of the deducted items in the account is inconsistent with the loan currency, the lender has the right to deduct at the middle exchange rate published by the lender on the deduction date and convert to the loan currency; if any account specified in this clause involves wealth management products or structured deposits, the borrower irrevocably authorizes the lender to directly initiate the relevant product redemption application or take other necessary measures to ensure the lender successfully deducts the above amounts;

9. The lender has the right to transfer all creditor rights and security interests under this contract to a third party at any time without obtaining the borrower’s consent. The borrower still bears all obligations under this contract after the lender transfers loans and security interests under this contract;

10. If the borrower fails to repay the loan principal and interest as agreed in the contract, or fails to implement the interest payment matters, or violates any agreed obligation of this contract, the lender has the right to submit the borrower’s default credit information to the People’s Bank of China and its established or approved credit reporting agencies and credit systems, or to the China Banking Association, banking regulatory institutions, or other administrative/judicial/supervisory departments and their established or recognized information management systems or news media for reporting and disclosure, and to take legal measures such as collection, litigation, arbitration, or applying to notary institutions for execution certificates, and may also take measures with other banking and financial institutions such as reducing or stopping credit, stopping the opening of new settlement accounts, and stopping the handling of the legal representative/borrower’s new credit cards and other joint credit default disciplinary and rights protection measures;

11. The right to unilaterally decide to call back the loan early based on the borrower’s fund collection situation;

12. When exchange rate fluctuations or other circumstances the lender deems may affect the security of its creditor rights occur, the borrower has the obligation to supplement security deposits or provide other pledge security, or implement other risk mitigation measures acceptable to the lender, as required by the lender;

13. Pursuant to relevant provisions of the Commercial Bank Capital Management Measures, the lender may revoke loan commitments without prior notice, or due to the deterioration of the borrower’s credit status, the lender may effectively and automatically revoke loan commitments. ‘Loan commitments’ as stipulated in this clause refers to loans that have not yet been disbursed or not fully disbursed under this contract; ‘credit status deterioration’ as stipulated in this clause includes but is not limited to deterioration of credit status or financial status, weakening of repayment ability (including or having liabilities), or the occurrence of default situations as agreed in this contract for the borrower, and other circumstances that may endanger the lender’s creditor rights;

14. If the borrower diverts loan funds, the lender has the right to require the borrower to rectify and may take measures such as calling back the loan early or downgrading the loan risk classification;

15. Other rights stipulated by laws, regulations, and rules, or agreed in this contract.

(2) Lender’s obligations:

1. To disburse and pay loan funds as agreed in this contract;

2. To maintain confidentiality of the borrower’s debt, financial, production, and operating conditions, except in the following circumstances:

(1) Required by laws and regulations;

(2) Required or demanded by regulatory institutions;

(3) Disclosed to the lender’s cooperative parties.

2. Rights and obligations of the borrower

(1) The borrower enjoys the following rights:

1. The right to draw down and use all loans as agreed in this contract;

2. The right to require the lender to fulfill its confidentiality obligations regarding materials provided to the lender as agreed in this contract.

(2) Borrower’s obligations

1. To promptly provide the lender with true, complete, and valid documentary materials, including all account opening information, account numbers, and loan balance information, as well as related personal information, and to cooperate with the lender’s investigation, review, and inspection;

2. To accept the lender’s supervision or inspection of its use of credit funds and related production, operations, and financial activities, and to promptly take reasonable handling measures based on the lender’s suggestions or requirements;

3. To use the loan for the purpose agreed in this contract without diversion, and to ensure it is not used for fixed asset investment or shareholder dividends; not to use the loan for equity investments; not to use the loan in areas and uses prohibited by the state from production/operation; not to use the loan to speculate in stocks or invest in financial assets; not to use the loan to purchase real estate or engage in/invest in the real estate sector; not to use the loan for inter-enterprise or enterprise-individual mutual lending activities; not to use the loan to seek illegal income; not to obtain credit funds through illegal means or crowd out or divert loans in other ways; not to use the loan for other illegal activities or other areas that violate national laws and policies; and not to use the loan in areas where regulatory authorities prohibit bank credit funds from entering; if the borrower is a local financial organization and relevant laws and regulations have other provisions, those provisions shall apply;

4. To accept the lender’s account monitoring and loan fund payment management pursuant to Article 7 of this contract;

5. To repay the loan principal and interest in full and on time as agreed in this contract;

6. Without the lender’s written consent, not to transfer all or part of the debts under this contract to a third party;

7. Not to reduce registered capital in any way; without the lender’s written consent, not to extend the capital contribution period for registered capital;

8. Before undertaking major events such as mergers, divisions, equity transfers, external investments that may affect its repayment ability, external guarantees, material increases in debt financing, etc., the borrower shall notify the lender in writing at least 30 business days in advance, obtain the lender’s written consent, and actively implement the guarantee measures for timely and full repayment of the loan principal and interest under this contract as required by the lender. The above major events include but are not limited to:

(1) Applying to banks or other third parties for borrowing or liabilities, providing loans to third parties, or providing guarantees, mortgages, pledges, or other material increases in debt financing for third-party debts, which affects or may affect the repayment of the loan principal and interest;

(2) Undertaking major equity changes and adjustments to operating methods (including but not limited to signing joint venture and cooperation agreements with foreign investors, Hong Kong, Macao, and Taiwan investors; cancellation, closure, suspension, asset transfer; division, merger, amalgamation, being merged; reorganization, restructuring, or reconstruction as a share-holding company; external investments that may affect repayment ability; using real estate, machinery and equipment, and other fixed assets or trademarks, patents, proprietary technology, land use rights, and other intangible assets to invest in or invest in joint-stock companies or investment companies; conducting property rights and business management transactions through leasing, contracting, joint management, trusteeship, etc.);

(3) Equity changes reaching ___% (including but not limited to equity transfers, trusteeship, agency, pledge, etc.).

9. The borrower shall notify the lender in writing within 7 business days from the date of occurrence or possible occurrence of the following events, and shall actively implement the guarantee measures for timely and full repayment of the loan principal and interest under this contract as required by the lender:

(1) Occurrence of major financial losses, asset losses, or other financial crises;

(2) Suspension of operations, revocation or cancellation of business license, application or being subject to bankruptcy proceedings, dissolution, etc.;

(3) Major crises in the operations or finances of controlling shareholders and other affiliated companies, affecting normal operations;

(4) Personnel changes in the borrower’s legal representative, directors, or senior management, affecting normal operations;

(5) Equity changes in guarantors reaching ___% (including but not limited to equity transfers, trusteeship, agency, pledge, etc.);

(6) Major related-party transactions between the borrower and its controlling shareholders and other affiliated companies, affecting normal operations;

(7) Any litigation, arbitration, or criminal or administrative penalties that may have materially adverse consequences on its operations or financial status;

(8) Other major events that may affect its repayment ability.

10. Upon the lender’s request (such request shall be notified to the borrower in a reasonable manner in advance, except where prior notification is not required due to the occurrence of a default event or potential default event or specific circumstances), to allow the lender’s representatives to engage in the following activities during normal office hours:

(1) Visit the places where the borrower conducts business activities;

(2) Inspect the borrower’s premises, facilities, factories, and equipment;

(3) Inquire about the borrower’s account records and all other records;

(4) Inquire about the borrower’s employees, agents, contractors, and subcontractors who know or may know relevant information required by the lender.

11. The borrower guarantees to maintain its current assets and net assets, asset-liability ratio, and current asset ratio within the following range required by the lender during the loan period: _______________________________.

12. Collection notices or collection documents sent by the lender to the borrower or delivered in other ways must be signed and returned to the lender by the borrower.

Article 11 Borrower’s Declarations and Undertakings

The borrower voluntarily makes the following declarations and undertakings, and assumes legal responsibility for the authenticity of their content:

1. The borrower is a legal entity validly established and existing pursuant to the laws of the People’s Republic of China, with full civil conduct capacity. The borrower guarantees to provide relevant certifications, permits, certificates, and other documents required by the lender as required.

2. The borrower has sufficient capacity to perform all obligations and responsibilities under this contract, and shall not reduce or exempt its repayment responsibilities due to any instructions, changes in financial status, or agreements signed with any entity.

3. The borrower has sufficient authorization and legal rights to sign this contract, has obtained and completed all internal approvals and authorizations or other relevant procedures required for the signing and performance of this contract, and has obtained and completed all necessary approvals, registrations, authorizations, consents, permits, or other relevant procedures from any government departments or other competent authorities required for the signing and performance of this contract. All approvals, registrations, consents, permits, authorizations, and other relevant procedures required for the signing of this contract remain fully legally effective.

4. The borrower’s signing of this contract fully complies with the borrower’s relevant articles of association and internal decisions as well as shareholder and board resolutions, and the borrower undertakes that such internal decisions and shareholder and board resolutions fully comply with national laws, regulations, and company articles of association, with no invalidity, non-establishment, or revocability. This contract also does not conflict with or violate the borrower’s any articles of association, internal decisions, shareholder and board resolutions, or borrower’s policies.

5. The signing and performance of this contract is based on the borrower’s true expression of intent. The loan financing complies with legal requirements, and the signing and performance of this contract does not violate any laws, regulations, statutes, or contractual agreements binding on the borrower. This contract is legal, valid, and enforceable. If this contract becomes invalid due to the borrower’s rights defects in signing and performing this contract, the borrower shall immediately and unconditionally compensate the lender for all losses.

6. All documents, financial statements, and other materials provided by the borrower to the lender under this contract are true, complete, accurate, and valid, and the borrower shall continuously maintain the various financial indicators required by the lender.

7. The borrower agrees that the loan business under this contract is subject to the regulations and practices of the lender. The lender has the right to call back the loan early based on the borrower’s fund collection situation.

8. When the borrower owes multiple obligations to the lender of similar nature, and the borrower’s payment is insufficient or may be insufficient to repay all debts, the lender shall determine the specific repayment or deduction order.

9. If the borrower fails to perform its obligations as agreed in this contract, the borrower hereby authorizes the lender to deduct loan principal and interest (including principal, interest, penalty interest, compound interest), liquidated damages, damages, and the costs of the lender in realizing its creditor rights from any account of the borrower opened at the lender and all branches and subsidiaries of Industrial Bank without going through judicial procedures. The borrower agrees that the lender has the right to determine the specific deduction order. If the currency of the deducted items in the account is inconsistent with the loan currency, the lender has the right to deduct at the middle exchange rate published by the lender on the deduction date and convert to the loan currency; if any account specified in this clause involves wealth management products or structured deposits, the borrower irrevocably authorizes the lender to directly initiate the relevant product redemption application or take other necessary measures to ensure the lender successfully deducts the above amounts, and the borrower shall provide all necessary cooperation.

10. Regardless of whether this contract is signed before or after, if the borrower submits any documents regarding specific transactions to the lender for review, the borrower guarantees the authenticity of all documents. The lender shall only make decisions based on the facial authenticity of the transaction documents, and the lender neither participates in nor knows the specific transaction substance conducted by the borrower, and shall not bear any responsibility.

11. The borrower confirms that, except for circumstances already disclosed in writing to the lender, the borrower has not concealed any of the following events that have occurred or are about to occur that may cause the lender to disagree with disbursing the loan under this contract:

(1) Debts or liabilities assumed by the borrower, including but not limited to any undisclosed mortgages, pledges, liens, and other liability burdens established on the borrower’s assets or income;

(2) Major violations and illegal acts or claim events closely related to the borrower or the borrower’s main management personnel;

(3) Default events in debt and obligation contracts between the borrower and any other creditors;

(4) No litigation, arbitration, or administrative penalties against it or its assets have occurred, are pending, or are known to the borrower as possible, regardless of whether initiated actively or by a third party, and no liquidation or cessation of business or other similar procedures have occurred against the borrower;

(5) Other circumstances that may affect the borrower’s financial status and repayment ability.

12. The borrower undertakes to use the loan for the agreed purpose in this contract without diversion or other uses or uses in violation of the agreed purposes of this contract. It accepts and cooperates with the lender’s loan payment management, post-loan management, and relevant inspections at any time, and cooperates with the lender’s supervision and inspection of the borrower’s use of loan funds and the borrower’s production and operations, financial activities, inventory, assets and liabilities, bank deposits, cash reserves, and other matters, as well as any other requirements the lender deems necessary or appropriate.

13. To provide the lender with sufficient, valid, or other acceptable security. If the security under this contract involves real estate mortgages, the borrower shall promptly fulfill the notification obligation to the lender when it learns that the mortgaged property is to be demolished; for demolished mortgaged properties that adopt the form of property rights adjustment compensation, the lender has the right to require the borrower to repay the debt in advance, or to re-establish the mortgage and sign a new mortgage agreement. Before the new mortgage registration is completed after the original mortgaged real estate is destroyed, a guarantor meeting the security conditions shall provide security; for demolished real estate compensated by monetary means, the borrower is responsible for requiring the mortgagor to continue providing security for the primary creditor rights by opening a security deposit special account or time deposit, etc.

14. The borrower shall not reduce registered capital in any way. Without the lender’s prior written consent, the borrower shall not transfer part or all of the debts under this contract to a third party. Before all debts under this contract are fully repaid, without the lender’s written consent, the borrower shall not repay in advance any debts owed to creditors other than the lender (except other Industrial Bank branches).

15. To promptly notify the lender of major adverse events affecting the borrower’s repayment ability, and to obtain the lender’s written consent before undertaking major events such as mergers, divisions, equity transfers, external investments that may affect its repayment ability, external guarantees, and material increases in debt financing.

16. If the lender is forced to be involved in disputes between the borrower and/or any third party related to the borrower due to performing obligations under this contract, resulting in the lender incurring litigation or arbitration fees, attorney fees, and other expenses, all such expenses shall be borne by the borrower.

17. All settlement business under this contract must be conducted through settlement accounts opened at the lender.

18. The borrower undertakes that the information publicized on the National Enterprise Credit Information Publicity System is true, complete, legally valid, and undertakes to continuously agree to the lender’s inquiry of the enterprise’s choice to publicize and not publicize information in the system. If the lender requests asset verification, the borrower agrees to undergo asset verification as required by the lender and provide a professional asset verification report.

19. The borrower hereby declares and authorizes: the lender has the right to make necessary investigations of the borrower’s credit status in accordance with national laws and relevant policies, including inquiring about the borrower’s credit information from the financial credit information basic database established by the state, and may submit relevant credit information to the national financial credit information basic database in accordance with the People’s Bank of China’s requirements for building enterprise and individual credit reporting systems, and hereby permits relevant information to be legally inquired within the scope of authorization.

20. The borrower hereby declares and authorizes: the lender has the right to submit information about this contract and other relevant information to the above departments, institutions, and the information management systems established or recognized by them for reporting, in accordance with the needs of administrative/judicial/supervisory departments, banking regulatory institutions, and China Banking Association and other relevant information management work, and hereby permits relevant information to be legally inquired.

21. If the borrower defaults under this contract, or circumstances arise that may endanger the lender’s realization of creditor rights, the lender has the right to require the borrower’s shareholders to accelerate the paid-in capital contribution obligations. The borrower undertakes that its shareholders shall make capital contributions as required by the lender in a timely manner. The lender has the right to require the borrower and its shareholders not to distribute dividends.

22. The borrower undertakes that the transaction background of this loan business is genuine and legal, and is not used for money laundering or other illegal purposes.

23. The borrower hereby irrevocably undertakes that when it violates any agreed obligations of this contract, the lender may submit the borrower’s default credit information to the People’s Bank of China and its established or approved credit reporting agencies and credit systems, or banking industry associations, banking supervisory institutions, or other administrative/judicial/supervisory departments and their established or recognized information management systems or news media for reporting and disclosure.

The borrower also irrevocably authorizes relevant banking industry associations to share the borrower’s credit default information among banking and financial institutions or even make it public to society through appropriate means.

The borrower is aware that the lender has the right to take various measures pursuant to this contract, and is aware that the lender has the right to take measures with or that banks and other banking and financial institutions have the right to jointly take measures to reduce or stop credit, stop opening new settlement accounts, and stop handling the legal representative/borrower’s new credit cards and other joint credit default disciplinary and rights protection measures.

24. Other matters of the borrower’s declarations and undertakings: _______________________________.

Article 12 Early Collection

1. During the loan period, if any of the following circumstances occurs to the borrower or guarantor (including but not limited to guarantors, mortgagors, or pledgors, same below), the lender has the right to unilaterally decide to stop paying the borrower’s unused loans and call back part or all of the loan principal and interest early. For installment repayment loans, if the lender calls back one installment loan early pursuant to this contract, the other loans not yet due shall be deemed to have matured early:

(1) Providing false materials or concealing important business and financial facts; any certification and document submitted to the lender and any item in the declarations and undertakings in Article 11 being proven to be untrue, inaccurate, incomplete, or intentionally misleading;

(2) Without the lender’s written consent, changing the original loan purpose on its own, diverting the loan, or using the loan for illegal or non-compliant transactions;

(3) Using sham contracts with related parties to discount or pledge accounts receivable and other creditor rights without actual trade background to the lender to obtain the lender’s funds or credit;

(4) Refusing to accept the lender’s supervision and inspection of its credit fund usage and related business and financial activities;

(5) Mergers, divisions, acquisitions, reorganizations, equity transfers, external investments that may affect its repayment ability, material increases in debt financing, and other major events that the lender deems may affect the security of the loan;

(6) Intentionally evading the lender’s creditor rights through related-party transactions;

(7) Deterioration of credit status, significant weakening of repayment ability (including or having liabilities);

(8) The borrower, the borrower’s affiliated companies, guarantors, or guarantors’ affiliated companies experiencing cross-default situations as stipulated in Article 15 of this contract;

(9) The borrower failing to repay the principal and interest of the loan under this contract on time;

(10) The borrower stopping repayment of its debts, or being unable to or indicating inability to repay matured debts;

(11) The borrower ceasing operations, being declared bankrupt, dissolving, having its business license revoked, being cancelled, or experiencing deterioration of financial status, etc.;

(12) The borrower failing to perform the obligations agreed in Articles 10 and 13 of this contract, and other obligations agreed in this contract, or the guarantor failing to perform the obligations agreed in the security contract;

(13) The value of mortgaged property or pledged property for security has decreased or may decrease significantly, or the pledged rights must be redeemed before the loan is fully repaid;

(14) Abnormal changes, disappearance, or investigation and restriction of personal freedom by judicial authorities of the borrower or guarantor’s legal representative, major investors, directors, supervisors, and senior management, which has or may affect the performance of obligations under this contract;

(15) The borrower/guarantor or the borrower’s/guarantor’s controlling shareholders, actual controllers, or their related parties being involved in major litigation, arbitration, or other disputes, or their major assets being sealed, frozen, seized, enforced, or subject to other measures with similar effect, which may endanger or damage the lender’s rights and interests;

(16) Other events agreed in this contract, or based on the borrower’s fund collection situation, or other events that endanger, damage, or may endanger or damage the lender’s rights and interests.

2. Upon occurrence of the above early collection situations, the lender may give the borrower a certain grace period based on the borrower’s production and operations, financial status, and fund collection, etc. If the borrower still fails to take remedial measures within the grace period or the remedial measures taken do not meet the lender’s requirements, the lender has the right to unilaterally decide to call back the loan early; the lender may also not give the borrower a grace period and directly decide to call back the loan early.

3. When calling back the loan early, the lender has the right to take corresponding measures pursuant to Article 14, Section 2 of this contract.

Article 13 Borrower’s Obligation to Disclose Major Transactions and Major Events to the Lender

1. The borrower shall promptly report major transactions and major events occurring to the borrower to the lender in writing.

2. If the borrower is a group customer, the borrower shall promptly report to the lender related-party transactions of the borrower exceeding 10% of net assets in accordance with relevant regulations, including but not limited to:

(1) The related party relationships of the transaction parties;

(2) The transaction items and nature of the transactions;

(3) The transaction amount or corresponding proportions;

(4) Pricing policies (including transactions with no amount or only symbolic amounts).

3. When significant changes occur in the basic conditions of the contract that were unforeseeable at the time of contract signing and do not belong to commercial risks, requiring renegotiation, the lender shall be promptly notified within three business days of the occurrence of such changes.

Article 14 Liability for Breach of Contract

1. After this contract becomes effective, both the borrower and the lender shall perform the obligations agreed in this contract. Any party that fails to perform or incompletely performs the obligations agreed in this contract shall bear corresponding liability for breach of contract.

2. If the borrower fails to use the loan for the agreed purpose, fails to conduct loan fund payment in the agreed manner, fails to comply with declarations and undertakings, provides false information in credit applications, breaches agreed financial indicators, occurrence of major cross-default events, or fails to perform any other clause agreed in this contract, the lender has the right to take one or more of the following measures:

(1) Require correction of the violation within a specified period;

(2) Stop or suspend disbursement of undisbursed loans under this contract, and stop or suspend payment of unpaid loan funds under this contract;

(3) Require the borrower to supplement the loan disbursement and payment conditions meeting the lender’s requirements or adjust loan payment methods, and cancel the borrower’s use of ‘independent payment’;

(4) Unilaterally decide to reduce the credit limit;

(5) Unilaterally decide to accelerate all or part of the debts to maturity;

(6) Unilaterally terminate or dissolve this contract, require the borrower to repay due or undue loan principal and interest, and pay or compensate for related losses;

(7) If the loan is overdue, require the borrower to pay overdue penalty interest; if the borrower diverts the loan, require the borrower to pay diversion penalty interest; require the borrower to pay compound interest on unpaid interest (including interest before and after loan maturity, diversion penalty interest, and overdue penalty interest);

(8) Require the borrower to supplement or change guarantors, mortgaged property, pledged property, or pledged rights;

(9) Implement or realize rights under any security of the relevant loan;

(10) Deduct amounts payable from any account of the borrower opened at the lender and all branches and subsidiaries of Industrial Bank without going through judicial procedures, or entrust the borrower’s account-opening bank to deduct amounts from its accounts, including but not limited to loan principal and interest (including principal, interest, penalty interest, compound interest), liquidated damages, damages, and the costs of the lender in realizing its creditor rights. The borrower agrees that the lender has the right to determine the specific deduction order. If the currency of the deducted items in the account is inconsistent with the loan currency, the lender has the right to deduct at the middle exchange rate published by the lender on the deduction date and convert to the loan currency; if any account specified in this clause involves wealth management products or structured deposits, the lender has the right to directly initiate the relevant product redemption application or take other necessary measures to ensure the lender successfully deducts the above amounts;

(11) Initiate litigation, arbitration, or apply to notary institutions for execution certificates, and require the borrower to repay the loan principal and interest, with the costs of the creditor in realizing creditor rights borne by the borrower;

(12) The lender has the right to use any movable or immovable property, tangible or intangible assets under the borrower’s control and possession for pledge, lien, or other measures the lender deems appropriate;

(13) The lender has the right to submit the borrower’s default credit information to the People’s Bank of China and its established or approved credit reporting agencies and credit systems, or banking industry associations, banking supervisory institutions, or other administrative/judicial/supervisory departments and their established or recognized information management systems or news media for reporting and disclosure, and may take measures with other banking and financial institutions such as reducing or stopping credit, stopping the opening of new settlement accounts, and stopping the handling of the legal representative/borrower’s new credit cards and other joint credit default disciplinary and rights protection measures;

(14) Adjust the loan interest rate;

(15) Downgrade the loan risk classification;

(16) Other measures stipulated by laws and regulations, agreed in this contract, or deemed appropriate by the lender.

3. If the lender fails to provide the loan on the agreed date and amount under the conditions for drawdown and loan fund payment agreed in this contract, causing losses to the borrower, the lender shall compensate the borrower for direct economic losses caused thereby. However, in any case, the lender shall not compensate the borrower for any foreseeable or unforeseeable indirect losses arising therefrom.

4. During the performance of this contract, if the lender suffers erroneous entrusted payments, untimely payments, borrower violations of independent payment agreements under this contract, or other losses due to materials provided by the borrower being untrue, inaccurate, incomplete, or having other defects, the lender shall not bear any responsibility.

5. If the disbursement account or payment counterparty account is frozen or other reasons cause disbursement and payment disputes or other losses, the lender shall not bear any responsibility.

6. If the guarantors under this contract (i.e., guarantors, mortgagors, pledgors) experience any of the following, the lender has the right to take corresponding measures pursuant to Article 14, Section 2 of this contract:

(1) The guarantor fails to perform the provisions of the guarantee contract, or credit status deteriorates, or other events that reduce guarantee capacity occur;

(2) The mortgagor fails to perform the provisions of the mortgage contract, or intentionally damages the mortgaged property, or the value of the mortgaged property may or has already decreased significantly, or other events that harm the lender’s mortgage rights occur;

(3) The pledgor fails to perform the provisions of the pledge contract, or the value of the pledged property has or may decrease significantly, or the pledged rights must be redeemed before the loan is fully repaid, or other events that harm the lender’s pledge rights occur.

Article 15 Cross-Default

If any of the following circumstances occurs to the borrower, the borrower’s affiliated companies, guarantors, or guarantors’ affiliated companies, it shall all be deemed as the borrower’s simultaneous default under this contract. The lender has the right to call back the loan early pursuant to Article 12 of this contract and require the borrower to bear liability for breach of contract pursuant to Article 14 of this contract:

(1) Any loan, financing, or debt defaults or may default or is declared to be due in advance;

(2) Any guarantee or similar obligation fails to be performed, or there is a possibility of non-performance;

(3) Failure to perform or violation of legal documents or contracts related to debt security and other similar obligations, or possibility of non-performance or violation;

(4) Occurrence or imminent occurrence of inability to repay due debts or mature loans/financing;

(5) Being declared or about to be declared bankrupt through legal procedures;

(6) Transferring its assets or property to other creditors;

(7) Other circumstances that endanger the security of the loan principal and interest under this contract.

Article 16 Continuity of Obligations

All obligations of the borrower under this contract are continuous and fully and equally binding on its successors, agents, administrators, assignees, and entities resulting from its merger, reorganization, name change, etc.

Article 17 Acceleration of Maturity of Principal and Interest

The borrower agrees that, once the borrower fails to fulfill the declarations and undertakings in Article 11 of this contract, or fails to perform any obligation under this contract, the lender has the right to decide that all of the borrower’s obligations to the lender on any other basis, including all due and undue principal and interest (including penalty interest and compound interest) repayment obligations under this contract, shall become immediately due.

Article 18 Right of Subrogation

The borrower hereby specifically declares that, regardless of whether the lender’s creditor rights have matured, if the borrower’s creditor rights or ancillary rights related thereto are about to expire within the litigation statute of limitations or have not been timely declared as bankruptcy creditor rights, or if the borrower defaults or the borrower is unable to repay the lender’s due and overdue loans (including but not limited to principal, interest, and fees) or other circumstances affecting the lender’s realization of creditor rights occur, for any creditor rights, accounts receivable, and other financial interests that the borrower holds against a third party, and ancillary rights related to the foregoing, the lender shall have the right to exercise the right of subrogation, including but not limited to subrogate requesting the borrower’s counterparty to perform, filing claims with bankruptcy administrators, or taking other necessary actions, and the borrower waives all defenses.

Article 19 Applicable Law, Jurisdiction, and Dispute Resolution

1. The establishment, effectiveness, performance, dissolution, interpretation, and dispute resolution of this contract shall all be governed by the laws of the People’s Republic of China (for the purposes of this contract, excluding the laws of Hong Kong Special Administrative Region, Macao Special Administrative Region, and Taiwan region).

2. Any disputes arising from this contract shall be resolved through friendly negotiation between the borrower and the lender; if friendly negotiation fails, both parties agree to resolve the matter in the following method No. 3:

(1) File a lawsuit with the people’s court at the lender’s place of residence.

(2) Apply to the ____ Arbitration Commission for arbitration, applying the arbitration rules of that arbitration commission in effect at the time of arbitration. Within the scope permitted by the arbitration rules, both parties agree to use summary procedures for adjudication. The arbitration award is final and binding on both parties. The place of arbitration shall be at ____.

(3) Other methods: File a lawsuit with the people’s court at the place of contract signing.

3. During the dispute period, provisions of this contract not involving the dispute shall continue to be performed.

Article 20 Document Exchange, Communication, and Notices

1. The borrower agrees and confirms the following address as the delivery address for notification matters under this contract and related litigation (arbitration), notarization, and other legal documents when disputes arise (including but not limited to various notices and documents from the contracting parties; complaints (or arbitration applications) and evidence, summonses, reply notices, notice of rights and obligations in litigation, notice of evidence submission, hearing notices, payment orders, judgments (including verdicts, rulings, and mediation letters), enforcement notices, and other litigation or arbitration review and hearing documents, documents for realizing mortgage property rights procedures, and enforcement phase legal documents; various notices and legal documents delivered by notary institutions) delivered to the address, and further agrees that the lender, notary institutions, courts, and other judicial institutions as well as other notification and legal document senders all have the right to choose paper or electronic delivery, among which electronic delivery methods include but are not limited to email, China Trial Process Information Disclosure Network, national unified delivery platform, local or specialized court network service platforms, and senders’ electronic network platforms, electronic apps, etc.:

(1) Borrower’s address:

1. Borrower’s name: Shengfeng Logistics Group Co., Ltd.

Borrower’s address: XXXXXXXXXXXXXXXXXXXXXX

Postal code: XXXXXX; Contact telephone: XXXXXXXXXXX;

Contact person: XXX.

2. Designated recipient name (if any): _______________________________;

Recipient address: _______________________________;

Postal code: XXXXXX; Contact telephone: XXXXXXXXXXX.

(2) The borrower agrees and confirms that any of the following electronic communication addresses shall also be valid delivery addresses:

1. Fax receipt, number: _______________________________;

2. Email, address: _______________________________;

3. Mobile SMS, receiving number: _______________________________;

4. WeChat, WeChat ID: _______________________________;

5. QQ receipt, number: _______________________________;

6. Other electronic communication addresses: _______________________________.

2. The delivery address agreed in Section 1 of this article applies during non-litigation stages and after disputes enter arbitration, litigation procedures, first instance, second instance, retrial, enforcement, realization of mortgage property rights procedures, supervision procedures, and compulsory enforcement notarization and other stages. If the above delivery address changes, the borrower shall in advance notify the lender in writing (during litigation or arbitration periods, the arbitration court or court shall also be notified in writing in advance; those who have handled compulsory enforcement notarization shall also notify the original notarization institution in writing) to re-confirm the delivery address and obtain acknowledgment. If prior notice is not given, the change shall be deemed not to have occurred, and the corresponding legal consequences shall be borne by the borrower. The delivery address agreed in Section 1 of this article shall still be regarded as the valid delivery address.

3. For any documents, communications, notices, and legal documents, as long as they are delivered to any address agreed in Section 1 of this article, they shall be deemed to have been delivered on the following dates (delivery to the designated recipient is deemed delivery to the person):

(1) Mail (including express, surface mail, registered mail): the fifth business day after the mailing date shall be deemed the delivery date;

(2) Fax, email, mobile SMS, WeChat, QQ, or other electronic communication addresses: the date of sending shall be deemed the delivery date;

(3) Personal delivery: the date of the recipient’s signature shall be deemed the delivery date. If the recipient refuses to sign, the server may record the delivery process by photo or video, and the document shall be deemed delivered by leaving it at the location.

4. If the delivery address provided or confirmed by the borrower is inaccurate or untrue, or if the delivery address changes but the counterparty and arbitration institution, people’s court, or notary institution are not promptly notified in writing, resulting in failure of actual delivery, the borrower shall bear the corresponding legal consequences, and it shall be deemed that delivery has been completed:

(1) For mail delivery: the date of document return shall be deemed the delivery date;

(2) For personal delivery: the date recorded on the delivery receipt by the server shall be deemed the delivery date;

(3) For electronic delivery: the date of sending shall be deemed the delivery date.

5. The lender uses the address stated in the contract as the delivery address. If the lender issues a notice on its website, online banking, telephone banking, or operating outlet by way of public announcement, the date of announcement publication shall be deemed the delivery date. The lender shall not be held liable under any circumstances for any delivery failures, omissions, or delays in any postal, fax, telephone, or any other communication system.

6. All parties agree that the official seals, office seals, financial seals, contract seals, collection seals, and the lender’s credit business special seals of all parties are all valid seals for each party’s notifications or communications, legal document delivery, and correspondence. All employees of the borrower’s entity are authorized signatories for document exchange, communication, and notices.

7. This clause is an independently existing clause in the contract, unaffected by the validity of this contract and other clauses.

Article 21 Contract Effectiveness and Other Matters

1. This contract takes effect from the date both contracting parties sign, affix seals, or affix fingerprints.

2. During the validity period of this contract, any tolerance, grace, or delay by the lender in exercising the rights or interests enjoyed in this contract with respect to the borrower or guarantor shall not harm, affect, or restrict all rights and interests the lender enjoys pursuant to relevant laws and regulations and this contract, and shall not be regarded as the lender’s waiver of rights and interests under this contract, nor shall it affect the borrower’s obligations under this contract.

3. If changes in national laws, regulations, or regulatory policies cause the lender’s performance of its disbursement obligations under this contract to be inconsistent with laws, regulations, or regulatory requirements, the lender has the right to unilaterally terminate this contract, declare all disbursed loans to be due early, and the borrower shall repay immediately as required by the lender. The lender shall not bear any legal liability for failure to perform or inability to perform the contract as agreed due to such reasons.

4. If loan disbursement or payment processing fails to occur on time due to force majeure, communication or network failures, lender system failures, or other reasons, the lender shall not bear any responsibility, but shall promptly notify the borrower.

5. The lender has the right to authorize or entrust other branches of Industrial Bank to perform rights and obligations under this contract based on operational management needs (including but not limited to authorizing or entrusting other branches of Industrial Bank to sign related agreements, etc.), or to transfer the loan management under this contract to other branches of Industrial Bank for management. The borrower acknowledges this, and the lender’s above actions do not require further consent from the borrower.

6. If any clause of this contract is at any time or in any aspect illegal, invalid, or unenforceable, the legality, validity, or enforceability of other clauses of this contract shall not be affected or impaired in any way.

7. The lender has specifically drawn the borrower’s attention to the content of the contract’s ‘Important Notice Before Signing’. The borrower has fully, comprehensively, and accurately read and understood all clauses of the contract and the ‘Important Notice Before Signing’. The lender has, upon the applicant’s request, provided sufficient explanation and clarification of relevant clauses and personal information processing rules. Both parties have a completely identical understanding of all clauses of this contract with no objection to the contract content.

8. The subheadings of this contract are added only for reading convenience and may not be used for interpreting this contract or any other purpose.

9. The attachments to this contract are inseparable components of this contract and have the same legal effect as the main text of this contract.

10. This contract is made in three copies, with the lender holding two copies and the borrower holding one copy, each having equal legal effect.

Article 22 Notarization and Voluntary Acceptance of Compulsory Enforcement

1. If either party to this contract raises a notarization requirement, the other party agrees to conduct notarization at a notary institution designated by the state as required by the requesting party.

2. A contract for which compulsory enforcement notarization has been completed has the effect of compulsory enforcement. When the borrower fails to perform or inappropriately performs its debt obligations or circumstances arise for the lender to realize creditor rights as agreed in laws, regulations, and this contract, the borrower agrees that the lender shall apply to the notary institution for issuance of an execution certificate with compulsory enforcement effect, and the borrower voluntarily accepts the lender holding such execution certificate to directly apply to the competent people’s court for compulsory enforcement measures. The borrower is aware of the corresponding legal consequences and undertakes not to raise any objections or defenses.

3. All parties agree: before the notary institution issues the execution certificate, it has the right to verify the borrower’s non-performance or inappropriate performance of debt obligations and other related default facts pursuant to the ‘Document Exchange, Communication, and Notices’ clause agreed in this contract, by any one or more methods such as mail, telephone, fax, email, mobile SMS, WeChat, QQ, personal delivery, and face-to-face meetings. For verification by telephone or face-to-face: the end of the meeting or call is deemed as delivery; for verification by mail, fax, email, mobile SMS, WeChat, QQ, personal delivery, etc.: the delivery date shall execute the ‘Document Exchange, Communication, and Notices’ clause agreed in this contract.

4. If the borrower has objections to the default facts verified above, it shall raise them in writing and submit sufficient evidence to the notary institution within five business days of the delivery date. If not submitted on time or the notary institution deems the evidence insufficient to support its claim, it shall be deemed that the borrower confirms non-performance or inappropriate performance of debt obligations and other related default facts, and agrees that the notary institution issues the execution certificate based on the lender’s application. If the notary institution has other provisions on verification methods and the evidence submission period, those provisions shall be executed.

Article 23 Supplementary Clauses

[Reserved for supplementary terms as agreed by both parties]

Lender (Official Seal): Industrial Bank Co., Ltd. Fuzhou Branch [Seal]

Authorized Person or Rights Holder (Signature/Seal): XXX

Date: XXX XX, 20XX

Borrower (Official Seal): Shengfeng Logistics Group Co., Ltd. [Seal]

Legal Representative or Authorized Person (Signature/Seal/Fingerprint): XXX

Date: XXX XX, 20XX